UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 20, 2012

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As reported in Whirlpool’s Current Report on Form 8-K filed January 17, 2012, Whirlpool’s Board of Directors elected Larry M. Venturelli, Executive Vice President and Chief Financial Officer on January 16, 2012. At the time the Form 8-K was filed, the terms of Mr. Venturelli’s compensation as Chief Financial Officer had not yet been determined. On February 20, 2012, the Human Resources Committee of the Board of Directors (the “Committee”) determined that, in connection with his promotion, Mr. Venturelli will receive (i) an annual base salary of $525,000 and (ii) a recognition and retention award of 10,000 restricted stock units under the 2010 Omnibus Stock and Incentive Plan which will vest in equal installments of 50% on the third anniversary and the fifth anniversary of the grant date, provided that Mr. Venturelli remains in the continued service of Whirlpool on each such date. In addition, the Committee established Mr. Venturelli’s annual cash incentive target as 100% of base salary and his annual long-term incentive target as 200% of base salary.

On February 20, 2012, the Committee granted recognition and retention awards under the 2010 Omnibus Stock and Incentive Plan of 25,000 restricted stock units each to Marc R. Bitzer, Jose A. Drummond and Michael A. Todman, each a named executive officer. The awards to Messrs. Bitzer and Drummond will vest and be paid out in Whirlpool common stock on a one-for-one basis in installments of 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date, provided that the recipient remains in the continued service of Whirlpool on the applicable dates. Mr. Todman’s award will vest provided that he remains in the continued service of Whirlpool on the third anniversary of the grant date, and will be paid out in Whirlpool common stock on a one-for-one basis in installments of 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: February 24, 2012	By:	/s/ KIRSTEN J. HEWITT
	Name:	Kirsten J. Hewitt
	Title:	Senior Vice President Corporate
Affairs, General Counsel, and Corporate Secretary